SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) August 1, 2002


Commission      Registrant; State of Incorporation;         I.R.S. Employer
File Number       Address; and Telephone Number            Identification No.
-----------     -----------------------------------        ------------------

333-21011      FIRSTENERGY CORP.                             34-1843785
               (An Ohio Corporation)
               76 South Main Street
               Akron, Ohio  44308
               Telephone (800)736-3402

1-3141         JERSEY CENTRAL POWER & LIGHT COMPANY          21-0485010
               (A New Jersey Corporation)
               c/o FirstEnergy Corp.
               76 South Main Street
               Akron, OH  44308
               Telephone (800)736-3402




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Item 5.  Other Events

           On August 1, 2002, Jersey Central Power & Light Company (JCP&L), a wholly owned subsidiary of FirstEnergy Corp., submitted two rate filings with the New Jersey Board of Public Utilities (BPU). The first related to base electric rates (Delivery Charge Filing). The second was a request to recover deferred costs (Deferral Filing) primarily associated with mandated purchase-power contracts with non-utility generators (NUGs) - which produce power at prices that exceed wholesale market prices - and providing Basic Generation Service (BGS) to customers in excess of the state's generation rate cap.

Delivery Charge Filing
----------------------

           The delivery charge filing includes recovery of JCP&L's distribution, transmission, customer service, administrative and general costs, along with taxes and some assessment fees. JCP&L is requesting a decrease in the delivery charge of $11 million, or a 0.6% rate reduction.

           JCP&L's filing uses calendar year 2002 as the test year and the delivery charge was predicated on a net rate base value of $2.1 billion. The rate of return witness is supporting an allowed return on common equity of 12%. Each 100 basis points of allowed return on common equity equates to an annual earnings effect of 3.7 cents per share of common stock for FirstEnergy.

           The filing uses a capital structure for JCP&L that contains two modifications from the actual year-end 2001 capital structure. The first modification relates to the use of purchase accounting in the merger of FirstEnergy and GPU, Inc. (JCP&L was formerly a wholly owned subsidiary of GPU, Inc. prior to GPU's merger with FirstEnergy).

           As a result of the merger, JCP&L's capitalization increased by approximately $1.6 billion due primarily to the application of purchase accounting whereby the fair value of JCP&L's assets was greater than the pre-merger book value. This increased JCP&L's common equity ratio from 51.6% to 68.3%. This increase in the equity ratio does not relate to JCP&L's real credit needs nor its capital structure goals. Therefore, JCP&L's filing eliminates from the capital structure the impacts of the purchase accounting adjustments.

           The second capital structure modification is to remove the $300 million deferred balance write-off required by the BPU's merger approval order.

           These two modifications result in a capital structure of 51.5% common equity, 6.4% preferred stock and 42.1% long-term debt, with a weighted average cost of capital of 9.89%. This adjusted capital structure is consistent with JCP&L's credit quality goals and is comparable to the company's pre-acquisition capital structure. JCP&L will be updating the capital structure and the resulting weighted average cost of capital to the test year-end (i.e., December 31, 2002) with similar adjustments to remove the effects of purchase accounting and the deferred balance write-off.

Deferral Filing
---------------

           The deferral filing is comprised of a Market Transition Charge (MTC) and a Societal Benefits Charge (SBC).

           The MTC allows JCP&L to recover energy procurement and other generation-related stranded costs. The most significant stranded cost elements are the above-market costs associated with NUG PPAs. JCP&L's filing requests an increase in the MTC to allow JCP&L to initiate recovery of the deferred costs that have accumulated during the four-year transition period (August 1, 1999 through July 31, 2003).

           JCP&L was authorized by the BPU to defer energy-related costs incurred in providing BGS to retail customers that exceeded JCP&L's current cost recovery rate. Additionally, in 2001 JCP&L wrote off $300 million of the MTC deferred balance as a condition of the BPU's merger approval. The $300 million of deferred costs -- which are no longer included in the deferred balance -- represented anticipated merger savings, which were being flowed through early to the benefit of JCP&L's customers.

           JCP&L's filing proposes to recover the MTC deferred balance through a securitization transaction involving the issuance of transition bonds in a principal amount equal to the projected July 31, 2003 MTC deferred balance of $684 million. Assuming a 15-year scheduled maturity and interest at a rate of 5.5% per annum, the transition bond-related rate increase would be approximately $69 million per year, or a 3.5% increase. As an alternative to securitization of the deferred balance, JCP&L would propose to recover the deferred balance over a


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four-year amortization period, with interest. That alternative approach would require an MTC rate increase of $195 million, or an increase of 10%. JCP&L's securitization proposal minimizes the required customer rate increase.

           Stranded cost securitization would create a transition bond charge
(TBC) which would be the revenue collection mechanism for the transition bond principal and interest payments. In June 2002, JCP&L sold $320 million principal amount of transition bonds to securitize its net stranded investment in the Oyster Creek nuclear generating facility. The TBC was offset by a corresponding reduction in the MTC since the stranded Oyster Creek investment was initially being amortized through the MTC. Securitization of the deferred energy-related cost balance would require an increase in the TBC as described above.

           The SBC is comprised of six separate charges: the Remediation Adjustment Clause (RAC), Universal Service Fund (USF) costs, Consumer Education
(CED) costs, the Demand Side Factor (DSF), Uncollectible Costs (UNC), and Nuclear Decommissioning Costs (NDC). In JCP&L's filing, some of these charges are increasing (the RAC and the CED), some are decreasing (the DSF and the NDC) and some are unchanged (the USF and the UNC). JCP&L's request would reduce the SBC by $14 million, or a 0.7% rate decrease.

           The combined rate impact of JCP&L's request for the MTC and the SBC is a 2.8% rate increase with securitization of the deferred balance; if securitization is not available, there would be an additional 6.5% increase with a four-year amortization of the deferred balance.

Customer Rate Impact
--------------------

           JCP&L is providing a 5% rate reduction during the final year of the four-year transition period (August 1, 2002 to July 31, 2003) through a refund credit to customers' bills. This credit expires at the time the new rates go into effect (August 1, 2003), so JCP&L customers will experience a billing increase on August 1, 2003, due to the expiration of the credit in addition to the tariff changes described above. These rate changes are summarized below.


                      Jersey Central Power & Light Company
                           Revenue and % Rate Change
                               Increase (Decrease)
                      ------------------------------------
                                  ($ Millions)


                                             Securitization of
                                             Deferred Balance
                                         -------------------------
                                         Revenue          % Change
                                         -------          --------

         Delivery Charge.............      $ (11)           (0.6)%

         Credit Elimination..........        109             5.6*

         MTC/TBC.....................         69             3.5

         SBC.........................        (14)           (0.7)
                                          ------            ----

             Total...................       $153             7.8%


* Because customer charges have been reduced during the four-year transition period, the credit elimination produces a percentage increase slightly greater than the targeted nominal 5% reduction.

The indicated percent rate changes are on a company average basis. Individual customer classes may have an increase somewhat higher or lower than the company average.



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                                    SIGNATURE



           Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



August 1, 2002












                                          FIRSTENERGY CORP.
                                          -----------------
                                             Registrant

                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 ------------------------------------
                                             Registrant



                                        /s/  Harvey L. Wagner
                             ---------------------------------------------
                                             Harvey L. Wagner
                                       Vice President and Controller



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